RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          E.N.B. HOLDING COMPANY, INC.
               (Under Section 807 of the Business Corporation Law)

         THE UNDERSIGNED, President and Secretary of the Corporation, both being of the age of eighteen years or over, under Section 807 of the New York Business Corporation Law, do hereby set forth:

         (1)      The name of the Corporation is

                          E.N.B. HOLDING COMPANY, INC.

         (2) The Certificate of Incorporation was filed by the Department of State on the 28th day of March, 1988, and restated on the 13th day of July, 1988.

         (3) The Certificate of Incorporation is amended to effect the addition of the right of shareholders to vote cumulatively in the election of directors.

         (4) The Amendments to the Certificate of Incorporation are authorized under Section 803(a) of the New York Business Corporation Law and have been authorized by the Board of Directors of the Corporation on December 15, 1988, and adopted by at least a majority of all the outstanding shares entitled to vote thereon at a meeting on December 15, 1988.

         Therefore, in accordance with Section 807 of the Business Corporation Law, the following shall represent the Restated Certificate of Incorporation.

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          E.N.B. HOLDING COMPANY, INC.
               (Under Section 807 of the Business Corporation Law)

         THE UNDERSIGNED, President and Secretary of the Corporation, both being of the age of eighteen years or over, under Section 807 of the New York Business Corporation Law, do hereby set forth:

         (1)      The name of the Corporation is

                          E.N.B. HOLDING COMPANY, INC.

         (2) The purposes for which it is formed are: to engage in any lawful act or activity for which corporations may be formed under the New York Business Corporation Law; provided, however, that this Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

         (3) The office of the Corporation is to be located in the County of Ulster, State of New York.

         (4) The aggregate number of shares which the Corporation shall have the authority to issue is two hundred fifty thousand (250,000) shares of the par value of twenty dollars ($20) each.

         (5) The Secretary of State is designated as agent of the corporation upon whom process may be served.

         The post office address, to which the Secretary of State shall mail a copy of any process served upon him, acting as agent of service of process for E.N.B. Holding Company, Inc., is:

                                 70 Canal Street
                           Ellenville, New York 12428

         (6) The following provisions are hereby agreed to for the purpose of defining, limiting and regulating the exercise of the authority of the Corporation, or of the directors, or of all of the shareholders:

                  (i) The Board of Directors is expressly authorized to set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose or to abolish any such reserve in the manner in which it was created, and to purchase on behalf of the Corporation any shares issued by it to the extent of the surplus of the aggregate of its assets over the aggregate of its liabilities plus stated capital.

                  (ii) The Corporation may in its Bylaws confer powers which are not in conflict with the Business Corporation Law upon its Board of Directors in addition to the powers and authorities conferred upon its expressly by the New York Business Corporation Law.

         Any meeting of the shareholder or the Board of Directors may be held at any place within or without the State of New York in the manner provided for in the Bylaws of the Corporation.

                  (iii) Any amendments to the Restated Certificate of Incorporation may be made from time to time, and any proposal or proposition requiring the action of shareholders may be authorized from time to time by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation.

         (7) The Corporation may indemnify its past and present employees and agents and such other persons as it shall have the power to indemnify to the full extent provided in the New York Business Corporation Law, as the same may be amended from time to time, and the Corporation shall indemnify its present and past Directors and Officers in the manner and to the extent provided in the Bylaws of the Corporation, as the same may be amended from time to time; provided, however, that such indemnification shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled.

         The Corporation may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its Directors, Officers, employees and agents to the extent that such indemnification is allowed in the preceding paragraph.

         (8) A Director's liability to the Corporation for breach of duty to the Corporation or its shareholders shall be limited to the fullest extent permitted by New York law as now in effect or hereafter amended. In particular, a Director shall not be personally liable to the Corporation or its shareholders for damages for any breach of duty in such capacity, provided that no such provision shall eliminate or limit: (i) the liability of any Director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled; (ii) that his acts violated Section 719 of the New York Business Corporation Law; or (iii) the liability of any Director for any act or omission prior to the adoption of this Restated Certificate of Incorporation.

         (9) Each share of common stock of the Corporation shall be entitled to one vote on all matters submitted for a vote of shareholders, provided, however, that shareholders shall be entitled to cumulative voting in all elections of directors, thereby entitling shareholders to as many votes as shall equal the number of votes which, except for this provision as to cumulative voting, they would be entitled to cast for the election of directors with respect to their shares, multiplied by the number of directors to be elected, and further, they may cast all of such votes for a single director or may distribute them among the number to be voted for, or any two or more of them, as they may see fit.

         (10) The corporation reserves the right to amend, alter, change or repeal any provision contained in its Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the New York Business Corporation Laws, and all rights conferred upon shareholders herein are granted subject to this reservation.


                                       E.N.B. Holding Company, Inc.
                                       -----------------------------

                                       /s/ J. William Lempka
                                       -----------------------------
                                       J. William Lempka, President

                                       /s/ Charles A. Bryan
                                       -----------------------------
                                       Charles A. Bryan, Secretary